Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 15, 2022
Relating to Preliminary Prospectus dated March 14, 2022
Registration No. 333-262838

WEARABLEDEVICES

From Sci-Fi
TO REALITY


GESTURE
CONTROL
mudra

Free writing prospectus statement

This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement (including a prospectus, which is currently is in preliminary form) with the SEC for the offering to which this presentation relates. The Registrations Statement has not yet become effective. Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The Preliminary Prospectus, dated March 14, 2022, is available on the SEC website at www.sec.gov/edgar. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus, and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

Forward Looking Statements

This presentation of Wearable Devices Ltd. (the “Company”) contains “forward-looking statements”. Words such as “expects”, “intends”, “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when it discusses its vision, its products and technology, market potential for its products, and its products setting the standard for the meta verse. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there could be no assurance the management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated March 14, 2022, filed with the SEC as a part of the Company’s Registration Statement on Form F-1 (File No. 333-262838), and documents incorporated by referenced therein. Forward-looking statements speak only as of the date the statements are made. The company assumes no obligation to update forward-looking statements to reflect actual results, subsequent evets or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update on or more forward-looking statements, no inference should be drawn that the Company will make additional update with respect thereto or with respect to other forward-looking statements.

Transaction Overview

Issuer	Wearable Devices Ltd.
Offering type	Initial public offering
Listing symbol	Nasdaq: WLDS
Shares offered	3,600,000 ordinary shares, assuming an offering price of $5.00 per share (4,140,000 shares if the underwriter exercise it over-allotment option)
Gross proceeds	$18 million
Price range per share	$4.00 - $6.00
Use of proceeds	Manufacture and marketing the mudra band, continued research and development of our mudra technology, sales and support of our B2B customers, integration and licensing our mudra technology into our b2b customers' products and other working capital needs.
Outstanding Shares	11,136,850 shares as of March 10, 2022
Pre-Money Valuation	$55.7M
Outstanding Options and Warrants	1,856,581 Options and Warrants
Fully Diluted Basis	12,993,431 Shares
Debt	$500K Simple Agreements for Future Equity, To be converted into shares upon consummation of the IPO
Underwriter	Aegis Capital Corp.

Our Vision

Transform thoughts and intentions into digital actions
Naturally & Intuitively

create a world in which the user's hand becomes a universal input device for **touchlessly interacting with technology**

Play video



mudra | WEARABLEDEVICES

The Problem

Screen sizes are getting smaller, beyond touch



Tv's Projectors

Desktop, Laptop

Smartphones, Tablet

AV VR Glasses

Smart watches fitness tracker

With new devices emerge new interactions



Text Input

Navigation

Voice recognition

Hand gestures

The Challenge



How should we interact with our future devices, beyond touchscreens and hand-held devices?

Can we really extend our hands to reach and touch the digital world?

The Solution

mudra

A non-invasive neural input interface in the form of a wrist wearable band for controlling digital devices using subtle finger movements

Intuitively and naturally

The Mudra Band deploys proprietary AI & sensors, to understand the brain signals sent to the fingers




mudra
— SETTING THE INPUT STANDARD FOR THE —
METAVERSE

Live Demo

Business Status

- ✓ Solving a Billion-User Problem
- ✓ Over 100 companies have purchased our Mudra Inspire development kit
- ✓ Push-Pull B2B & B2C Strategy
- ✓ Two U.S. patents + additional patents pending
- ✓ Over 2,500 pre-orders for the Mudra Band consumer product


Touch free Control
for Apple Watch

Mudra Products



Mudra Inspire
for Corporations

B2B Push

$4,999
Access to platform
Wristband and Application
Programming Interface ("API")

Objective: To license & receive royalties from consumer electronic brands

Mudra Band
for Apple Watch

B2C Pull

$179
After Market Product

CES Innovation Awards 2021 Honoree

Best of CES Presented by engadget

One time purchase with the possibility of a subscription in the future



Total Number of B2B Development Kit Shipments

Over 100 companies have purchased our Mudra Inspire development kit

30 of which are multinational technology companies


140
120
100
80
60
82
103
115
2019
2020
2021

Total number of B2B customers who bought Mudra dev-kit

Multiple use-cases across various industries

Including paid pilots



Mudra Band

Apple Watch Gesture Band



Consumer B2C
Touchless operation
of Apple Watch
order at www.mudra-band.com

Watch video

Market - Growth and Total Available Market (TAM)

Smartwatch

Growth market
Double digit growth

14.3% CAGR (IDC)

Device shipments forecast, millions



91
104
119
136
156
14.3% CAGR
2020
2021F
2022F
2023F
2024F

AR & VR

Emerging market
Exponential growth

81.5% CAGR (IDC)

Device shipments forecast, millions



7
12
20
38
77
81.5% CAGR
2020
2021F
2022F
2023F
2024F

Smart TV | Computer | Smartphones | VR | AR

Gaming console | Smart speaker | Smartwatch | Hearables

TAM

11.86 billion devices

2021-2024

Wearables | **AR & VR** | **Smart computing** | **Smart home**

Source: International Data Corporation (IDC) Market Forecast

Additional Markets Opportunities

Growth Strategy

Our strategy moving forward includes the following identified verticals

Monitor


Sport Analytics


Digital health


Industry 4.0

Control


Gaming


Connected devices


Robotics

Our Technology



Band design

- Flex Rigid Board
- Ergonomic Design


ios
Android
Windows
Apps
Mudra Band
Mudra Paint
Swift
Mudra Inspire
Java
Mudra Inspire
Unity/Games
C#
SDK
SDK iOS
Swift
SDK. Android
Java
SDK.Windows
C#
Objc
JNI
Core (C++)
Tensorflow enterence

Software & Applications

Electronics

From neural signals to digital signal



Algorithms

Recurrent Model Neural Network





Sensors

Custom Amplifiers for Biological Signals
Optimized for Surface Nerve Conductance (SNC)



User Experience

- A wide range of gestures
- Continuos tap
- Double tap
- Discreet gestures

Our Technology



Li-Po Battery
Charging Port
SNC Sensors
Bluetooth LE
Power ON/OFF
LED
6 DOF IMU



Self Adjusting
Magnetic
Charger



HARDWARE

- Flex Rigid Board
- Ergonomic Design



Connecting
Buckle



Buckle

Our Technology



Electrodes
Low noise amplifier
From neural signal to digital signal
Median nerve
Ulnar nerve
Radial nerve

HARDWARE

- User Experience
- Algorithms
- Software & Applications
- Sensors
- Neural signals
- Band design

Our Technology



Custom Amplifiers for
Biological Signals
Optimized for Surface
Nerve Conductance (SNC)
Electrodes
Sensors

- IMU
  Inertial
  Measurement
  Unit



+Z
+Z
+Y
+Y
+X
+X



User Experience

Algorithms

Software & Applications

Sensors

Neural signals

Band design

HARDWARE

- Inertial Measurement Unit (IMU)
- Flexible PCB
- Printed Circuit Board



Ulnar, Radial &
Median Nerves



Our Technology

SOFTWARE

- User Experience
- Algorithms
- Software & Applications
- Sensors
- Neural signals
- Band design

Deep learning neural networks
Artificial Intelligence architecture



WINDOW_START
WINDOW_END
300
400
500
600
700

- Deep learning
- Few-shot learning



decoder_convt0_lvl_2/bias
Segmentor_SlowUnet/TensorBoard
tag:decoder_convt0_lvl_2/bias
-0.8 -0.4 0.0 0.4 0.8 1.2
10
30
epoch_C_FPR@0.7/0.3
tag: epoch_C_FPR@0.7/0.3
0.04 0.03 0.02 0.01 0
0 5 10 15 20 25 30 35 40



Our Technology

HUMANWARE

- **User Experience**
- Algorithms
- Software & Applications
- Sensors
- Neural signals
- Band design



Natural and intuitive interaction




Brain – Nerve - Gesture

Gestures can be customized per use case/customer request


Smartwatch
VR Headsets
AR Glasses
Mobile Phones
Tablet
PCS/Laptops
Smart TV
Voice Assistant

- A wide range of gestures
- Continuos tap
- Double tap
- Discreet gestures

Short Term Milestones

01

Expected Initial shipping to Consumers H1 2022

02

Delivering on pre-order volumes

03

Increasing production volumes

04

Launching worldwide campaign starting with the USA

05

Supporting locally B2B customers for high volume licensing opportunities

Founders



Asher Dahan

CEO & Co-Founder
Director

Project execution expert. Talent in business leading and strategic planning. Manager and team leader. High expertise in major corporate decisions, experience managing the overall operations and resources of the Company.



Guy Wagner

Company President &
Chief Scientist, Co-Founder
Director

Hardware expert and main inventor. Multi- disciplinary expertise in board design, biomedical signal processing, embedded programming and sensor design.



Leeor Langer

CTO & Co-Founder

Algorithms expert. Machine learning, and signal / image processing developer. Lead algorithms engineer in industry and academia. Wrote several papers and articles.

Team – Executives & Board



Eli Bachar
Director

Director since 2016. Serial investor experience served as director in multiple companies (Xjet3D , 6 Over 6 Vision Ltd., GetSat Ltd., Silentium Ltd., Cupixel Ltd.)



Barry Kaplan
EVP US operation & Director

Director since 2018. From 2012 to 2021, Chief of Operations at Stuhrling Original Group of companies.
From 2009 to 2014 founded and worked as CEO at KIVA watch.
He was Chief Executive Officer and Chief Designer of Alexander Watch LLC from 2014 to 2017



Alon Mualem
CFO

An experienced CFO with diverse experience in multinational hi-tech, communication and industrial companies, both public and private companies. Previously served as the CFO of Eltek (NASDAQ:ELTEK), as the CFO of Mer Telemanagement Solutions Ltd., a company traded on NASDAQ. and as the CFO of Xfone Inc. and Xfone 018 Ltd.



Offir Remez
EVP of Business development and sales

A serial entrepreneur and a senior business executive with a proven track record among OEMs and international corporations. Co-founder and former President and VP BD of LucidLogix (acq. Google). Active board member and VP BD at Adshir (acq. Snap)Adv. board member at Play-Cast (acq. GameFly), 3DV (acq. Microsoft), North-Bit (acq. MagicLeap), Giraffic (acq. Roku)Co-founder & CEO of Enbaya



Shmuel Barel
CMO

International B2B and B2C marketing and sales expert on both Industrial and consumer products and services.

Highly experienced in business and marketing strategy, branding, digital advertising, media planning, multi-channel analytics, and customer support.


WEARABLE DEVICES

Summary

mudra

is a neural interface technology
addressing a multi Billion-User market
across all segments today and in the future

We present a unique opportunity to set the standard input interface for the metaverse



Transcript of video linked on slide5

Today's science fiction often becomes tomorrow's reality. You may think that what we've just shown you is the distant future – but it's not. Everything you've just seen represents a technological revolution that is taking shape right now. We at Wearable Devices are already creating the metaverse. It wasn't long ago that a digital device was something outside of you, something completely separate. You were here, the device was there. Now, with the advent of wearables and the Internet of Things, this is changing. People and their devices are becoming gradually closer, more intertwined. Yet one thing remains surprisingly unchanged: the physical interface. For the device to understand what you want it to do, you still have to physically touch it. That is, until these three guys came along. Meet Asher, Guy, and Leeor – the founders of Wearable Devices. They saw things differently: How to connect people and computers directly, human mind to digital mind? Why not remove touch altogether? The Mudra platform is a new era of seamless interaction beyond the touchscreen - with consumer and enterprise applications proven as a perfect market fit. Our dev kits are in use by Fortune 500 corporations - from consumer electronics, to electronic components, IT, software, industry, utilities, and more. By purchasing our technology, these companies are exploring ways to revolutionize their input-and-control verticals. Following a successful evaluation phase, we are commercializing Mudra using a simple licensing model - for integration in hardware and software, with the potential to reach millions of users and devices. Our go-to-market strategy is to generate strong demand among OEMs and consumers, using a viable, branded consumer product of our own: the Mudra Band for Apple watch, which is already on pre-order. Through this strategy, we will boost confidence in our technology and demonstrate its readiness right now, thus driving market growth in the near future. And this entire revolution is based on our patented AI-based neural technology – called MUDRA – which completely removes touch from the equation. We use proprietary bio-potential sensors and deep meta-learning to track neural signals in the user's wrist, which our algorithms decipher in order to predict finger and hand movements in real time. These gestures are translated into digital commands which are able to control any device. Mudra technology basically lets you control your digital world – and instead of multiple interfaces, there's just one: you yourself. It's as close as you can get to controlling things with your mind – and as our technology progresses, that too will become possible. One product using Mudra technology which we're already taking pre-orders for is Mudra Band for Apple watch. Replacing the existing Apple wristband, it allows for one-handed watch operation by translating your hand, wrist, and finger movements into the watch's everyday control functions. No need to pause, look at the display, or engage your other hand. You just TAP, CLICK your fingers or twist your hand, and your Apple Watch responds. The applications for the Mudra platform are virtually unlimited. Today digital devices are proliferating faster than ever – mobile phones, tablet computers, handheld TV controllers, game consoles, VR headsets, AR glasses, smart home devices, and that's just on the consumer side. Once you take all of those and eliminate touch, you've revolutionized markets worldwide. We're already expanding our brand into neurotech and brain-computer interface, with new verticals that include Industry 4.0. What will digital interaction look like 10 years from now, 20 years from now? What will the metaverse be like? As we look to the future, we see Mudra not only as market-disrupting but as world-changing, with unlimited potential to make the world better. With this development, environments everywhere will be able to serve people better – and the revenues will come not from buying this or that product, but simply from people using it. And all this is happening now. We're already gaining important recognition from the industry, which sees the exponential growth that Mudra technology offers. If you wish to tap into this growth, and think you can become our partner, now's the time to get in touch. In touch – "get it..?

THANK YOU

